Exhibit 99.21

For immediate release	24 October 2011
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA, ITALY AND JAPAN OR, SUBJECT TO CERTAIN EXCEPTIONS, THE RUSSIAN FEDERATION, OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
POLYMETAL INTERNATIONAL PLC
PMTL HOLDING LIMITED
RESULTS OF INSTITUTIONAL SHARE SWAP FACILITY
AND EXTENSION OF ACCEPTANCE DEADLINE
24 OCTOBER 2011
Polymetal International Plc (“Polymetal International” or the “Company”) and PMTL Holding Limited (“PMTL”), a wholly owned subsidiary of the Company, are pleased to announce that the exchange offer (called the “Institutional Share Swap Facility” or “ISSF”), previously announced and made on 30 September 2011 by PMTL has been strongly supported by shareholders, including holders of global depositary receipts (“GDRs”) representing ordinary shares, of Joint Stock Company Polymetal (“Polymetal”).
As of 12 pm London time (being 3 pm Moscow time) on 21 October 2011, the original Expiration Time for the ISSF, PMTL had received total acceptances for 296,457,684 ordinary shares and 35,089,096 GDRs of Polymetal representing approximately 83 per cent. of Polymetal’s issued and outstanding share capital.
The ISSF is conditional on certain matters, including the receipt of acceptances representing an aggregate of 85 per cent. of Polymetal’s shares and GDRs (or such other percentage as may be determined by PMTL) and subject to the terms and conditions set forth in the ISSF Offer Document, the Share Form of Acceptance and the GDR Form of Acceptance. Given the success of the Institutional Share Swap Facility, PMTL has elected, and hereby has exercised its right, to waive the condition of the ISSF relating to the acceptances. Polymetal International intends to seek admission of its ordinary shares of no par value (including its ordinary shares to be issued pursuant to the ISSF) to the premium segment of the Official List of the UK Financial Services Authority and to trading on the main market for listed securities of the London Stock Exchange.
In addition, due to certain complexities of the acceptance under the ISSF, some Polymetal shareholders and GDR holders have not been able to accept the ISSF prior to the Expiration Time. Therefore, in order to provide shareholders and GDR holders of Polymetal who have not yet accepted the ISSF with additional time to accept the ISSF, PMTL has decided to extend the period during which the Institutional Share Swap Facility is open for acceptance to 12 pm, London time (being 3pm Moscow time), on 26 October 2011 (the “Extension”) which will be the revised Expiration Time for the ISSF. Subject to remaining conditions of the Institutional Share Swap Facility being satisfied or waived, the original ISSF settlement date of 2 November 2011 remains unchanged.
Commenting on the ISSF results, Vitaly Nesis, Chief Executive Officer of Polymetal International, said, “We are grateful for the support we have received in the ISSF to date from Polymetal’s shareholders. We believe that the overall transaction offers substantial benefits to existing shareholders of Polymetal, providing significantly improved trading and liquidity as well as strong growth prospects, which we expect will provide substantial value going forward. We continue to invite shareholders and GDR holders of Polymetal, who have not yet been able to accept the ISSF, to do so by the extended Expiration Time.”
The Extension of the ISSF represents the opportunity for remaining shareholders and GDR holders of Polymetal to exchange their shares and GDRs of Polymetal for ordinary shares of Polymetal International prior to launch of the Mandatory Tender Offer under Russian law (assuming the ISSF becomes unconditional and is completed in accordance with its terms). Further information relating to the ISSF can be found at http://www.polymetalinternational.com
A revised timetable for the ISSF is attached to this announcement. Except as amended by this announcement, the terms and conditions of the ISSF remain unchanged from those set forth in the ISSF Offer Document, the Share Form of Acceptance and the GDR Form of Acceptance dated 30 September 2011. PMTL retains and reserves all its rights to amend, extend or terminate the ISSF or to waive any conditions of the ISSF under in its absolute discretion at any time and for any reason until completion of settlements under the ISSF.
Questions and requests for assistance in connection with accepting the ISSF may be directed to the Information Agent, DF King Worldwide (Europe) Limited, at Polymetal@king-worldwide.com, or using the following contact details.
Enquiries:

HSBC Bank plc (Financial Adviser to the Company) Sergei Chinkis Michael Liu Aleksandrs Kvasovs	Tel: +44 (0) 20 7991 8888

DF King Worldwide (Europe) Limited (Information Agent to the Company) Damian Watkin Richard Racz-Clarke Caroline Hall	Tel: +44 (0) 20 7920 9700

College Hill (PR Adviser to the Company) Leonid Fink Tony Friend Nick Elwes	Tel: +44 (0) 20 7457 2020
This announcement is not for distribution, directly or indirectly, in or into and does not contain or constitute an offer of, or the solicitation of an offer to buy or subscribe for, securities to any person in Australia, Canada, or Japan. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933, as amended, (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Subject to certain exceptions, the securities referred to herein may not be offered or sold in Australia, Canada or Japan or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada or Japan. The offer and sale of the securities referred to herein has not been and will not be registered under the Securities Act or under the applicable securities laws of Australia, Canada or Japan.
HSBC Bank plc (“HSBC”), which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Polymetal International Plc and no one else in connection with the ISSF and will not be responsible to anyone other than Polymetal International Plc for providing the protections afforded to clients of HSBC, nor for providing advice in relation to the ISSF, the contents of this announcement or any other matter referred to herein.
This announcement is an advertisement and not a prospectus. This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities, not shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefor.
The ISSF and the distribution of this announcement and other information in connection with the ISSF in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about, and observe, any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.
This announcement is not for release, publication or distribution in whole or in part in the Russian Federation except as permitted by Russian law. This announcement and information contained herein do not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation or to or for the benefit of any Russian person or any person in the Russian Federation, and do not constitute an advertisement of any securities in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. It and information contained in it are not intended to be and must not be publicly distributed in the Russian Federation. The securities referred to herein (other than the Polymetal Shares) have not been and will not be admitted to “placement” and/or “public circulation” in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.
Notice to US Holders of Polymetal Shares or Polymetal GDRs
The Institutional Share Swap Facility is being made for the securities of a company incorporated outside of the United States. The Institutional Share Swap Facility is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements, if any, included in the documents relating to the Institutional Share Swap Facility have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Company and PMTL are located in foreign countries, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Company and PMTL may purchase securities otherwise than under the Institutional Share Swap Facility, such as in open market or privately negotiated purchases.
The Institutional Share Swap Facility is not being made available to residents of Connecticut, Illinois, Massachusetts, Maryland or Oregon save to certain exempt institutional investors, as further set forth on the website for Polymetal International and in the ISSF Offer Document.
Forward-looking statements
Some of the information in these materials may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward looking statements by terms such as “expect”, “believe”, “anticipate”, “estimate”, “intend”, “will”, “could”, “may”, or “might” the negative of such terms or other similar expressions. The Company wishes to caution you that these statements are only predictions and that actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in predictions or forward-looking statements of the Company, including, among others, general economic conditions, the competitive environment, risks associated with operating in Russia and Kazakhstan, rapid technological and market change in the industries the Company operates in, as well as many other risks specifically related to the Company and its operations.

Appendix I
Expected timing of principal events
The times, dates and events shown in this table are subject to change at the absolute discretion of PMTL.

DAY	EVENT
from 9 a.m., London time on 30 September, 2011 noon, London time, on 26 October, 2011 On or about 27 October, 2011	The ISSF is open for acceptances.

Deadline for acceptances of the Institutional Share
Swap Facility
PMTL or Polymetal International Plc expects to
announce on a RIS the level of acceptances of the
Institutional Share Swap Facility.